Suite 920 - 475 West Georgia Street Tel: 1-604-689-7317 Vancouver, BC, Canada V6B 4M9 Fax: 1 604-688-0094 www.lunagold.com

NOTICE OF CHANGE OF AUDITOR

National Instrument 51-102

Luna Gold Corp.
(the "Company")

Effective May 23, 2006, KPMG LLP, Chartered Accountants ("KPMG") resigned as auditors of the Company by mutual agreement between the Company and KPMG. Staley Okada & Partners, Chartered Accountants, have been appointed as the Company's successor auditors. The proposal to change auditors has been considered and approved by the Company's Audit Committee and Board of Directors.

There have been no reservations contained in any auditor's reports on the Company's annual financial statements for the preceding two fiscal years, and there have been no reportable events, being "disagreements", "consultations" or "unresolved issues" as defined in NI51-102, between the Company and KPMG. There have been no reservations contained in any auditor's report or reportable events on any interim financial information for any subsequent period preceding the date of this notice.

DATED at Vancouver, British Columbia this 23rd day of May 2006.

LUNA GOLD CORP.
BY ORDER OF THE BOARD OF DIRECTORS

TIM SEARCY
Tim Searcy
Chief Executive Officer